DEALER AGREEMENT

                                   ---------

                              McCAW COMMUNICATIONS
                                OF FLORIDA, INC.
                                    AND ITS
                           FLORIDA REGION AFFILIATES

                                   ---------

                                January 1, 1995

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                                TABLE OF CONTENTS

                                                                            PAGE
1. APPOINTMENT OF DEALER
     1.1.   General..........................................................  1
     1.2.   Incorporation and Amendment of Dealer Program Rules..............  2
     1.3.   Other Dealers' and Company's Right to Solicit Potential
            Subscribers......................................................  2
     1.4.   No Franchise ....................................................  2

2. GENERAL DUTIES OF DEALER..................................................  2
     2.1.   Ethical Conduct and Practices....................................  3
     2.2.   Records..........................................................  3
     2.3.   Employees and Owners.............................................  3
     2.4.   Compliance with Other Obligations................................  4
     2.5.   Compliance with Laws.............................................  4
     2.6.   Compliance with Company Policies and Procedures..................  5
     2.7.   Store Front Location; Advertising Restricted to Area.............  5
     2.8.   Store Maintenance................................................  5

3. DUTIES RELATING TO SERVICE................................................  5
     3.1.   Best Efforts; Subscriber Contacts................................  5
     3.2.   Company Is Service Provider......................................  5
     3.3.   Subscriber Forms/Service Agreements..............................  5
     3.4.   Rates, Terms and Conditions of Service...........................  5
     3.5.   Company Exclusive Rate Plans and Subscribers.....................  6
     3.6.   Changes in Rates and Terms.......................................  6
     3.7.   Acceptance of Potential Subscriber Applications for Service......  6
     3.8.   Rejected Applications............................................  6
     3.9.   Service Activation...............................................  6
     3.10.  Deposits and Subscriber Payments.................................  6
     3.11.  No Charges or Billing by Dealer..................................  7
     3.12.  Billing by Company...............................................  7
     3.13.  Company's Right to Settle Claims.................................  7
     3.14.  Relationship Between Dealer and Subscribers......................  7
     3.15.  Dealer Shall Not Process Improper Applications...................  7

4. DUTIES RELATING TO EQUIPMENT..............................................  8
     4.1.   FCC and Company Equipment Standards..............................  8
     4.2.   Dealer's Sales and Lease Terms...................................  8
     4.3.   Equipment Supplied By Company....................................  8
     4.4.   Demonstration Equipment..........................................  8

5. PROGRAMMING AND EQUIPMENT SERVICES PROVIDED BY DEALERS....................  9
     5.1    Dealer's Obligation to Program Cellular Telephones...............  9
     5.2.   Only Qualified Personnel Shall Program and Repair Equipment......  9
     5.3.   Referral to Company Authorized Service Centers...................  9

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6. COMMISSIONS ON SUBSCRIBER ACTIVATIONS.....................................  9
     6.1.   Applicability....................................................  9
     6.2.   Activations Obtained by Dealer...................................  9
     6.3.   Commission Rates, Payment and Modification.......................  9
     6.4.   Commissions Are Total Compensation of Dealer..................... 10
     6.5.   Company's Right to Offset........................................ 10
     6.6.   Disputes between Dealers and Others.............................. 10
     6.7.   Dealer's Obligation to Obtain Confidentiality and Non-Competition
            Agreements; Effect on Commissions................................ 10

7. TRAINING AND CERTIFICATION OF DEALER PERSONNEL............................ 10
     7.1.   Requirement to Attend Training................................... 10
     7.2.   Certification Program............................................ 10

8. TRADEMARKS, SERVICE MARKS AND TRADE NAMES................................. 11
     8.1.   Exclusive Property of Company.................................... 11
     8.2.   Authorization for Use Is Required................................ 11
     8.3.   Unauthorized Use Is Infringement................................. 11
     8.4.   No Rights in or to Names......................................... 11
     8.5.   Termination of Use............................................... 11

9. CO-OP ADVERTISING AND DEALER AIRTIME PROGRAMS............................. 11
     9.1.   Co-Op Advertising................................................ 11
     9.2.   Dealer Responsibility to Pay for Advertising..................... 12
     9.3.   Dealer Airtime Program........................................... 12

10. RELATIONSHIP OF COMPANY AND DEALER....................................... 12
     10.1.  General Description.............................................. 12
     10.2.  Dealer Supervision of Its Personnel.............................. 12
     10.3.  Other Dealer Business Activities................................. 12
     10.4.  Dealer Responsible for Own Costs................................. 12
     10.5.  Limitation of Dealer Authority................................... 12
     10.6.  Variance of Company's Terms and Conditions by Dealer............. 13

11. DEFAULT BY DEALER OR COMPANY............................................. 13
     11.1.  Events of Default by Dealer...................................... 13
     11.2.  Events of Default by Company..................................... 13

12. TERM AND TERMINATION..................................................... 14
     12.1.  Term of Agreement................................................ 14
     12.2   Ninety-Day Termination........................................... 14
     12.3   Termination for Cause............................................ 14
     12.4.  Dealer's Right to Terminate Due to Change in Dealer
            Program Rules.................................................... 14
     12.5.  Expiration, Revocation or Transfer of Licenses................... 14

13. OBLIGATIONS FOLLOWING TERMINATION........................................ 15
     13.1.  Surviving Obligations upon Termination........................... 15

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     13.2.  Post-Termination Reserve......................................... 15
     13.3.  Dealer to Cease to Hold Itself Out as a Dealer Post-Termination.. 15

14. CONFIDENTIAL INFORMATION................................................. 16
     14.1.  "Confidential Information"....................................... 16
     14.2.  Agreement Establishes Confidential Relationship.................. 16
     14.3.  Obligations on Termination....................................... 16
     14.4.  Material Consideration for Agreement............................. 17
     14.5.  Information in Public Domain..................................... 17
     14.6   Customer Lists................................................... 17
     14.7.  Information of Company's Affiliates.............................. 17

15. NONDIVERSION OF SUBSCRIBERS.............................................. 17
     15.1.  Dealer Shall Not Divert Subscribers.............................. 17
     15.2.  Continuation of Confidentiality.................................. 17
     15.3.  Subscribers Are Customers of Company............................. 18

16. NON-COMPETITION.......................................................... 18
     16.1.  Covenant Not to Compete.......................................... 18
     16.2.  Elimination of Non-Competition Period............................ 18
     16.3.  Covenant Is Ancillary and Necessary.............................. 19
     16.4.  Construction of Covenants by Courts.............................. 19

17. FINANCIAL DATA........................................................... 19
     17.1.  Dealer Warranty of Dealer Financial Data......................... 19
     17.2.  Dealer's Duty to Update Financial Data........................... 19

18. DISPUTES AND CLAIMS...................................................... 19
     18.1   Notice of Disputes and Waiver of Claims.......................... 19
     18.2   Indemnification.................................................. 20
     18.3   Court Proceedings................................................ 20
     18.4   Attorneys' Fees.................................................. 20
     18.5   Waiver of Consequential Damages.................................. 21

19. MISCELLANEOUS............................................................ 21
     19.1   Notices.......................................................... 21
     19.2.  No Waiver........................................................ 21
     19.3.  Ambiguities...................................................... 21
     19.4.  Construction of Agreement........................................ 22
     19.5.  Amendments....................................................... 22
     19.6.  Benefit of Agreement; Prohibited Assignments..................... 22
     19.7.  Severability..................................................... 22
     19.8.  Sections and Clauses............................................. 22
     19.9   Descriptive Headings............................................. 23
     19.10. Confidentiality Agreement of Terms............................... 23
     19.11. Authority........................................................ 23
     19.12. No Interlineation................................................ 23

20. INDEPENDENT INVESTIGATION................................................ 23

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                                DEALER AGREEMENT

       THIS AGREEMENT, effective as of January 1, 1995, is between McCAW COMMUNICATIONS OF FLORIDA, INC., d/b/a Cellular One, a Florida corporation with executive offices at 250 Australian Avenue South, West Palm Beach, Florida 33401, on behalf of itself and its affiliates holding licenses from time to time to provide non-wireline cellular radiotelephone service ("Service") within the State of Florida (collectively, "Company"), and SOUND ADVICE, INC., a Florida corporation with executive offices at 1901 Tigertail Blvd., Dania, Florida 33004 ("Dealer").

                                    RECITALS

       I. Company is authorized to provide Service in certain areas within the State of Florida, which areas may change from time to time (collectively, the "Area"), to Subscribers (as defined in Exhibit A to this Agreement), and desires to enter into agreements with Dealer and with others to obtain their assistance in obtaining requests from potential Subscribers in the Area. A list of the areas in Florida within which Company provides Service as of the date set forth therein pursuant to licenses granted by the Federal Communications Commission ("FCC") is set forth in the attached Schedule 1.

       II. Dealer desires to enter into this Agreement with Company to assist Company in obtaining requests for Service by referring potential Subscribers to Company for activation on Company's Service in the Area.

                                   AGREEMENTS

       In consideration of the covenants and promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. APPOINTMENT OF DEALER

       1.1. General. Company appoints Dealer to be an authorized Dealer for Company within the Area: (i) to obtain requests from potential Subscribers to Company's Service in the Area; and (ii) to provide such after-activation assistance to Subscribers for Company's Service as may be authorized by Company. Dealer hereby accepts this appointment by Company. Dealer shall perform the functions of a dealer and shall be compensated in accordance with this Agreement. As an agent for obtaining requests from potential Subscribers for Company's Service in the Area, Dealer's authority is limited to soliciting potential Subscribers for Company's Service in the Area and programming the equipment of all Subscribers whose applications are accepted by Company, in accordance with this Agreement. Dealer is not a general agent of Company.

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       1.2. Incorporation and Amendment of Dealer Program Rules. The terms of the Dealer Program Rules, including all future amendments and modifications, are and shall at all times be incorporated into this Agreement. The Dealer Program Rules which shall apply immediately upon the effectiveness of this Agreement are attached as Exhibit A. The Dealer Program Rules may be amended and modified by Company on thirty (30) days advance written notice to Dealer, subject to Dealer's right to terminate under Clause 12.4. Each amendment to the Dealer Program Rules shall specify its effective date and shall apply with respect to activations of Service to Subscribers on or after such date, until further amendment and modification. The provisions of the Dealer Program Rules in effect on any particular date shall govern the commissions payable to Dealer, charge-back periods, and the like with respect to the Subscribers accepted on such date. The Dealer Program Rules may include, in addition to the matters referenced in Clause 6.3, such other rules, policies and procedures as Company may from time to time establish pursuant to this Agreement (although it shall not be necessary to include all such matters in the Dealer Program Rules), including, without limitation, reasonable charges to be imposed on Dealer arising out of irregularities in its performance of its duties hereunder.

        1.3. Other Dealers' and Company's Right to Solicit Potential Subscribers. Dealer acknowledges and agrees that Company shall have, at all times during the term of this Agreement, the right:

             (a) to market its Service to potential Subscribers, to obtain requests for its Service and to activate Subscribers, itself and through affiliated and unaffiliated entities, including, without limitation, other dealers or agents, with or without Dealer's assistance; and to obtain requests for additional service from existing Subscribers, whether or not such Subscribers were referred by Dealer; and

             (b) to sell or lease cellular radio telephone parts and equipment and related cellular telephone equipment (e.g., modems, computers, and fax machines) ("Equipment"); and to provide installation, maintenance or repair service for such Equipment ("Equipment Service"), itself and through affiliated and unaffiliated entities, to (i) potential Subscribers, (ii) Subscribers, (iii) other dealers, and (iv) any other person or entity.

        1.4. No Franchise. Dealer shall not pay, and Dealer acknowledges that it has not paid, any franchise or other fee for the right to become or to remain Company's dealer, or to use or to continue to use any trademark, service mark, or trade name of Company. The parties agree that no franchise is created under this Agreement and will not be created by any performance of this Agreement.

2. GENERAL DUTIES OF DEALER

        Dealer understands and acknowledges that the high quality operation of its business is very important to Company, to its affiliates, to other dealers of Company, and to the licensors of the Names (as defined in Clause 8.1) utilized by Company from time to time. In order to maintain high standards of service, integrity and fair dealing, and to protect the

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reputation and goodwill of Company and the Names, Dealer acknowledges and accepts the following duties:

        2.1. Ethical Conduct and Practices. In all dealings with Subscribers, Company, and members of the public, Dealer will be governed by the highest standards of honesty, integrity, fair dealing, and ethical conduct. Dealer shall not engage in any activity harmful to Company's goodwill or reflecting unfavorably on Company or the Names. This prohibition shall include, but not be limited to, the commission of any unfair trade practice, the publication of any false, misleading, or deceptive advertising, or the commission of any fraud or misrepresentation, including the falsification of Subscriber applications or any other misrepresentation by Dealer to Company.

        2.2. Records. Dealer shall create and maintain reasonable records of all transactions and activities relating to this Agreement and any other records required from time to time by applicable law. Dealer shall store such records at its principal place of business and preserve them for a reasonable time from the date of their preparation. Dealer shall make these records available to Company during normal business hours upon 72 hours prior notice.

        2.3. EMPLOYEES AND OWNERS.

             (a) "Dealer Personnel." Dealer Personnel are defined to be all persons or entities (whether or not called employees of Dealer) who (i) are engaged by Dealer primarily to solicit potential Subscribers; (ii) have access through Dealer to Confidential Information (as defined in Clause 14.1 herein); or (iii) directly or indirectly own or control ten percent or more of the ownership interest in Dealer.

             (b) Approval of Dealer Personnel. Before hiring anyone or allowing anyone to act as Dealer Personnel, Dealer agrees to inquire of that person whether (s)he has any prior experience in the wireless communications industry. If the person indicates that (s)he has such experience, Dealer agrees to notify Company, at least seven days in advance of hiring anyone or allowing anyone to act as Dealer Personnel, of the person's name, potential position, and experience, and to inquire of Company whether the person would be approved to solicit business on behalf of Company. If Company determines not to approve someone (whether a potential or current Dealer Personnel) to solicit applications for Company's Service, it shall promptly notify Dealer of that determination. Dealer agrees to abide by Company's determination, and not to employ any person as Dealer Personnel not approved by Company. Approval or non-approval by Company of Dealer Personnel shall not be deemed to reflect any substantive review of the credentials and qualifications of such persons. Company, in its sole discretion, and acting in good faith, shall be entitled to revoke its prior approval of any Dealer Personnel. Dealer shall advise all Dealer Personnel of Company's rights under this Clause.

             (c) Responsibility for All Personnel. Dealer will be responsible for the performance by any person or entity associated with Dealer in connection with Dealer's obligations hereunder, including Dealer Personnel, as if such acts were performed by Dealer, including, without limitation, compliance by them with the provisions of this Section and of Sections 3, 8, 14, 15, and 16. Any action taken or

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        omitted by any such associated person or entity may constitute an event of default under Section 11 hereof as if such action had been taken by the Dealer. Notwithstanding the foregoing, Company shall be under no obligation to any such associated person or entity and they shall not be regarded as intended third-party beneficiaries of this Agreement. Company shall have no responsibility or liability with respect to any such associated person or entity.

             (d) Sales Agents; Sharing of Commissions. Without Company's specific written consent, Dealer shall not, directly or indirectly, share any commissions earned pursuant to this Agreement with any commission agents, subdealers or other persons or entities, except for Dealer's own employees.

             (e) Confidentiality and Non-Competition Agreements. Dealer shall cause each Dealer Personnel to enter into a Confidentiality and Non-Competition Agreement in a form satisfactory to Company, a copy of which shall be delivered to Company within one week after the commencement of the Dealer Personnel relationship. A currently acceptable form is attached as Exhibit B.

             (f) Communications between Dealer and Company. In order to establish and maintain clear lines of communication between Dealer and Company, Company may elect to deal only with specified officers of the Dealer, if Dealer is a corporation; a partner, if Dealer is a partnership; or the proprietor, if Dealer is a proprietorship.

        2.4. Compliance with Other Obligations. As a material consideration for inducing Company to enter into this Agreement, Dealer represents and warrants as follows:

             (a) that, by executing and implementing this Agreement, Dealer is neither in breach nor in violation of any terms or conditions of any other contract to which Dealer is or was a party, including, but not limited to, terms relating to covenants not to compete;

             (b) that, during the term of this Agreement, Dealer shall not disclose to Company, or use, or induce Company to use, any proprietary information or trade secrets of others. Dealer represents and warrants that it has returned all property and confidential information belonging to any other wireless telecommunications provider or to any other dealer of Company with which it was previously affiliated in the Area except as otherwise permitted by the owner of such property or information. Dealer further represents and warrants that its performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary or trade secret information acquired by Dealer in confidence or in trust prior to Dealer's engagement by Company; and

             (c) that Dealer has not entered into, and Dealer agrees it will not enter into, any agreement in conflict with this Agreement.

        2.5. Compliance with Laws. Dealer shall comply with all applicable federal and state laws, rules, regulations and court orders, including all FCC rules, federal and state tariffs, and

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rules and procedures relating to the Dealer's obligations under the Agreement and the conduct of Dealer's or Company's business.

        2.6. Compliance with Company Policies and Procedures. Dealer shall comply with Company's written policies and procedures as promulgated from time to time (whether before or after the making of this Agreement) as Company deems reasonable for the administration of its business.

        2.7. Store Front Location; Advertising Restricted to Area. Dealer shall operate its business hereunder at such store-front location(s) as Company approves from time to time. Dealer shall not establish any other location from which to conduct business pursuant to this Agreement or advertise Service in a media that is primarily directed to potential Subscribers residing more than 50 miles from the store without the prior written consent of Company, which may be granted or withheld in Company's sole discretion. This provision is for the benefit of Company. Company shall have no liability to Dealer in connection with its approval of any location of Dealer or of any other dealer; Company's approval shall not be deemed to imply any assessment of the potential profits or losses which may arise from Dealer's operations at any location. Dealer acknowledges that Company may base its decision on confidential information regarding Company's business plans and that Company may decline to provide any reason for its decisions. Notwithstanding the foregoing, if Dealer is primarily engaged in the sale of a broad range of consumer products from one or more retail outlets, Company may not object to the solicitation of potential Subscribers at a new location unless Company can show substantial harm to its general business from such activity.

        2.8. Store Maintenance. Dealer agrees that each store location must be maintained in a first-class manner in order to promote and protect Company's business, reputation and goodwill, and the Names used by Company.

3. DUTIES RELATING TO SERVICE

        3.1. Best Efforts: Subscriber Contacts. Dealer shall use its best efforts to solicit and obtain requests for Service from potential Subscribers. Dealer shall use commercially reasonable efforts at all times and give prompt, courteous, and efficient service to the public. When soliciting potential Subscribers, Dealer shall perform these duties in the manner provided in this Agreement, including the Dealer Program Rules.

        3.2. Company Is Service Provider. Dealer shall not represent itself as a licensee of Service. In all dealings with the public with respect to Service, Dealer will identify Company as Service provider.

        3.3. Subscriber Forms/Service Agreements. All service agreements, applications and other documents relating to Service that are used by Dealer in its efforts to solicit and obtain requests for Service from potential Subscribers shall be on forms approved by Company.

        3.4. Rates, Terms and Conditions of Service. When soliciting potential Subscribers for Service, Dealer shall quote only such rates, rate plans, prices, terms, and conditions of Service as Dealer is specifically authorized by Company to communicate to potential

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Subscribers. Dealer shall have no authority to offer any other rates, rate plans, prices, terms, or conditions to Subscribers for Service. Moreover, Dealer shall not grant any discount or make any adjustment to any rate, rate plan, price, term, or condition for Service or charge an application or programming fee for Dealer's services, or agree to any prices, terms, or conditions relating to Service with Subscribers or potential Subscribers without Company's express written permission. Dealer acknowledges that the hold harmless obligations of Clause 18.2 apply to this Clause 3.4, and authorizes Company to offset, against any commissions owed Dealer, all costs, expenses, losses and damage suffered by Company from a breach of this Clause 3.4. This remedy is in addition to any other remedy Company has for breach under this Agreement or applicable law.

        3.5. Company Exclusive Rate Plans and Subscribers. Dealer acknowledges that (i) Company may, from time to time, authorize or not authorize Dealer to solicit requests for Service from potential Subscribers under certain of Company's rate plans, including, for example, rate plans designed for governmental entities or other special categories of Subscribers or potential Subscribers; and (ii) Company may also, from time to time, authorize or not authorize Dealer to solicit requests for Service from certain categories of Subscribers or potential Subscribers, or certain specific Subscribers or potential Subscribers identified by Company.

        3.6. Changes in Rates and Terms. Consistent with applicable regulatory requirements, laws or tariffs, Company may change or amend its rates, terms, or conditions for Service at any time for existing or potential Subscribers.

        3.7. Acceptance of Potential Subscriber Applications for Service. All applications received by Dealer for Service from potential Subscribers shall be subject to acceptance or rejection by Company, based upon the credit of the potential Subscriber, the sufficiency and validity of information relating to the potential Subscriber's application, or any other valid business reason as Company, in its sole reasonable judgment, may determine.

        3.8. Rejected Applications. If Company does not accept an application obtained by Dealer from a potential Subscriber, Dealer shall not enter into a written agreement for Service with, or otherwise agree to provide Service to, the potential Subscriber concerned. Furthermore, Dealer may not sell, refer or disclose any information respecting the rejected applicant to any third party.

        3.9. Service Activation. Dealer shall comply with all Service activation procedures generally utilized by Company of which it is advised from time to time.

        3.10. Deposits and Subscriber Payments. Dealer shall, as trustee for Company, collect from potential Subscribers prior to activation of Service such deposits and advance payments for Service as Company shall require. Except as Dealer is otherwise advised in writing, all deposits and advance payments shall be made payable to Company, not Dealer. Dealer shall deliver all such payments to Company in accordance with activation procedures established by Company. If Dealer fails to collect the required deposits and advance payments, Dealer shall be liable therefor, and Company shall have the right to collect such amounts from Dealer.

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        3.11. No Charges or Billing by Dealer. Except as otherwise advised in writing by Company, Dealer shall not charge, bill, or collect any sums from any person in connection with the person's acquisition or use of Service. Dealer's sole compensation for assisting such persons shall be the commission provided for in this Agreement.

        3.12. Billing by Company. All billing of Subscribers for Service shall be made directly by Company, and all remittances resulting from such billings shall be the property of Company and shall be made payable to Company by such Subscribers. When requested by Company, Dealer shall give reasonable assistance to Company in obtaining any information relating to a claim or obligation of a Subscriber.

        3.13. Company's Right to Settle Claims. Company retains for itself the sole right to collect all monies and to settle all claims by Subscribers relating to Service. Dealer shall have no right to require Company to assert or enforce claims against Subscribers beyond what Company believes, in its reasonable judgment, to be commercially desirable.

        3.14. Relationship Between Dealer and Subscribers. The parties acknowledge that Dealer's duties hereunder consist solely of acting on Company's behalf as a facilitator to match Service needs of potential Subscribers with Service made available by Company within the Area. Dealer's only compensation for this service is the commission provided for by Section 6 herein. Dealer shall not charge Subscribers for its services in connection with facilitating Subscribers' relationships with Company. The parties acknowledge and agree that the provision of Service is a transaction between Company and the Subscriber only, and that Dealer has no rights in or to the transaction. Dealer shall not act, directly or indirectly, as a reseller of Service in the Area during this Agreement or any non-competition period that follows. Without limiting the generality of the foregoing, neither Dealer nor its parents, subsidiaries, affiliates, owners, or Dealer Personnel will take any financial responsibility for payment for Service for third parties, or otherwise suggest, initiate or facilitate the establishment of any arrangement to mitigate the Subscriber's financial risk arising out of his agreement for Service or for management of the account or otherwise interfere with the intended contractual relationship between Company and Subscriber. Notwithstanding the foregoing, Dealer may submit applications in its own name as Subscriber and receive commissions thereon if the Service is provided (i) for the predominant use of employees of Dealer, Dealer Personnel or their family members and (ii) on a rate plan available to the general public through Dealer.

        3.15. Dealer Shall Not Process Improper Applications. During the term of this Agreement, Dealer, its owners, Dealer Personnel, and affiliates shall not at any time process an application for Service involving: (i) a "No Install" account; (ii) an unauthorized corporate or "Multi-User" account; (iii) "Internal Churn" or "Delayed Internal Churn" (to the extent and as each is defined from time to time in the Dealer Program Rules); or (iv) any other action or device intended to manipulate the timing or inflate the amount of commissions payable with respect to a Subscriber beyond that which is contemplated by this Agreement. It shall be a breach of this Agreement for Dealer knowingly to process any application in violation of this provision, or to encourage or to permit any Subscriber or potential Subscriber, or any Dealer Personnel, to submit such applications. Dealer shall be deemed to be in breach of this Agreement if more than 10% of Dealer's applications for Service for any calendar month are

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determined to have been submitted in violation of this Clause 3.15, regardless of whether Dealer had prior knowledge of the violation.

4. DUTIES RELATING TO EQUIPMENT

        4.1. FCC and Company Equipment Standards. Dealer acknowledges that the quality of Equipment used by Subscribers is important because faulty Equipment may denigrate the quality, security, and reliability of Service. Therefore, Company shall have the right to approve the Equipment sold or leased by Dealer to Subscribers to ensure that the minimum technical standards of the FCC and Company are met. Dealer shall not recommend, sell, lease, or furnish to potential or actual Subscribers of Company any Equipment disapproved by the FCC or Company for failure to meet minimum technical, security and reliability standards. Company's approval of Equipment will not be unreasonably withheld.

        4.2. Dealer's Sales and Lease Terms. All sales of Equipment by Dealer to Subscribers and potential Subscribers and all leases of Equipment to Subscribers and potential Subscribers, where Dealer is the Seller or Lessor, shall be for Dealer's own account and not as an agent of Company. Dealer shall be solely responsible for establishing the price and other terms and conditions for all such sales and leases of Equipment owned by it. In addition, Company may, at its option, from time to time provide Dealer the opportunity to sell or lease Equipment owned by Company or a third-party lessor ("Lease Equipment") to subscribers. Such programs may be the subject of separate agency or consignment agreements with Dealer and may or may not include provisions for any additional commission to Dealer; no entitlement to any additional commission shall be presumed. In the event such program is offered, Dealer may, as agent for Company acting as a seller or lessor or for a third-party seller or lessor (collectively "Seller" or "Lessor"), supply Equipment to Subscribers through sales or leases between Subscriber and Seller or Lessor. In such event, all terms and conditions, including price, shall be established and shall be subject to change by the Seller or Lessor. Dealer shall use forms, applications and other documents provided by the Seller or Lessor, and shall offer the Equipment to Subscribers for sale or lease from the Seller or Lessor only at prices and on terms and conditions established by Seller or Lessor from time to time. Company's interest in leased Equipment may be sold or assigned to third parties.

        4.3. Equipment Supplied By Company. If Company chooses to supply any type or style of Equipment for sale to Dealer, all of Dealer's purchases of such Equipment from Company shall be governed by terms and conditions separately established between Dealer and Company in another agreement. Dealer understands that Company is not under any obligation to sell Equipment to Dealer under this Agreement and that Dealer is under no obligation to purchase Equipment from Company.

        4.4. Demonstration Equipment. Company may, at its sole option, supply Equipment to Dealer for demonstrating Service to potential Subscribers ("Demonstration Equipment"). Notwithstanding Company's ownership of Demonstration Equipment, Dealer shall bear the risk of loss or damage by any means whatsoever (ordinary wear and tear excepted) from the time any such Equipment is placed in the possession of Dealer until it is returned to Company.

5. PROGRAMMING AND EQUIPMENT SERVICES PROVIDED BY DEALERS

        5.1 Dealer's Obligation to Program Cellular Telephones. It shall be Dealer's obligation to program the Equipment of each Subscriber whose application for Service was obtained through Dealer's efforts and which application was accepted by Company with the cellular telephone number assigned by Company for use on Company's Service and other parameters specified by Company in connection with Service. The commission paid to Dealer pursuant to the Dealer Program Rules shall be the only compensation Dealer is entitled to receive for programming a new Subscriber's Equipment. Dealer may not charge a new Subscriber for the initial programming of its Equipment.

        5.2. Only Qualified Personnel Shall Program and Repair Equipment. Only personnel who possess the requisite training and equipment (as may be specified from time to time in rules, policies, or procedures reasonably adopted by Company) may provide Equipment Services and programming for Equipment that is activated on the Service.

        5.3. Referral to Company Authorized Service Centers. To the extent that Dealer is not qualified to furnish the Equipment Services required by a Subscriber, Dealer shall inform Subscribers of the locations of Company's authorized and approved service centers.

6. COMMISSIONS ON SUBSCRIBER ACTIVATIONS

        6.1. Applicability. Subject to the Dealer Program Rules and other limitations in this Agreement, Dealer shall be entitled to commissions for each activation of a new Subscriber on a Company authorized rate plan with respect to which Dealer is specifically authorized to solicit potential Subscribers, provided that: (i) the activation resulted from an application for Service from a potential Subscriber that Dealer solicited which was accepted by Company; (ii) Service is activated during the term of this Agreement; (iii) Dealer programs the new Subscriber's Equipment as provided in Clause 5.1; (iv) Dealer follows Company's activation procedures as specified from time to time; and (v) the Subscriber remains active for the minimum time necessary for Dealer to earn a commission, if any, as stated in the Dealer Program Rules.

        6.2. Activations Obtained by Dealer. Dealer shall be entitled to commissions only for activations which were obtained solely by Dealer or its Dealer Personnel. Dealer shall not be entitled to any commission for activations procured on applications submitted by other dealers of Company, or by Company itself, or by Company's affiliates.

        6.3. Commission Rates, Payment and Modification. The Dealer Program Rules will specify the rates of commission payable to Dealer by Company, and may set forth provisions with respect to related matters, such as the timing of the payment of such commissions, the length of time a Subscriber is required to remain on Service for Dealer to earn a commission, specifications of authorized rate plans and other rules relating to the forfeiture or crediting of commissions.

        6.4. Commissions Are Total Compensation of Dealer. The commissions set forth in the Dealer Program Rules shall be the total compensation payable to Dealer by Company for any and all services provided by Dealer to Company.

        6.5. Company's Right to Offset. Company shall have the right, at any time, to offset against commissions owed to Dealer any amounts owed by Dealer to Company or its affiliates pursuant to this Agreement, or otherwise, including without limitation, any costs, expenses, losses and damages incurred by Company and indemnified by Dealer under Clause 18.2.

        6.6. Disputes between Dealers and Others. In the event that there is a dispute between Dealer and another dealer of Company or any third party relating in any way to any payment alleged to be due Dealer from Company (including the amount, allocation or accrual of any such payment), Company may, at its sole option, withhold payment until the parties mutually resolve the dispute or until the matter is resolved by final order of a court or arbitral tribunal. Company shall not be under any obligation to accrue interest on the disputed amount.

        6.7. Dealer's Obligation to Obtain Confidentiality and Non-Competition Agreements; Effect on Commissions. In order to receive compensation as to any Subscriber whose Activation resulted from a request for Service solicited by any Dealer Personnel, Dealer must have obtained and delivered to Company a duplicate original of the Confidentiality and Non-Competition Agreement between Dealer and such Dealer Personnel duly executed by each of them, and approved by Company, as required by Clause 2.3. In the event any compensation is paid to Dealer by Company for an Activation resulting from a request for Service solicited by any Dealer Personnel, and Dealer has not complied with the foregoing sentence, then Dealer shall, upon demand, repay all such amounts to Company. Pending such repayment, Company shall be entitled to offset any such amounts to be repaid against any amounts otherwise owed to Dealer by Company.

7. TRAINING AND CERTIFICATION OF DEALER PERSONNEL

        7.1. Requirement to Attend Training. In order to provide the highest quality service, all Dealer Personnel who obtain applications from potential Subscribers or who provide programming or Equipment Service shall attend training courses at reasonable times and locations to be established by Company. Such training shall be provided by Company at no charge to Dealer or its Dealer Personnel; provided, however, that any incidental costs (including but not limited to travel and living expenses) incurred by Dealer or its Dealer Personnel shall be the sole responsibility of Dealer.

        7.2. Certification Program. Should Company determine that a certification program is required to enhance or maintain the quality of its Service, then Company shall certify Dealer Personnel individually upon Company receiving evidence, reasonably acceptable to Company, that each has acquired current training and skills deemed sufficient by Company. Thereafter, Dealer shall allow only Dealer Personnel who are certified by Company to engage in obtaining applications for Service, demonstrating Service, leasing Equipment, programming Equipment, and Equipment Service. Company may at any time deny or terminate the certification of any Dealer Personnel who fail to attend or complete any training course or who otherwise demon-strate that they are not qualified to be or remain certified by Company. Certification does not relieve Dealer of responsibility for Dealer Personnel conduct as contemplated in Clause 2.3.

8. TRADEMARKS, SERVICE MARKS AND TRADE NAMES

        8.1. Exclusive Property of Company. All trademarks, service marks and trade names of Company ("Names"), including, without limitation, the name "CELLULAR ONE/registered trademark/," are the exclusive property of Company or Company's licensors, and Dealer shall not use such Names without the specific prior written approval of Company. Dealer shall comply with all rules and procedures pertaining to such Names prescribed by Company or Company's licensors from time to time.

        8.2. Authorization for Use Is Required. Without limiting the generality of Clause 8.1 above, all signage, brochures, sales documents, print, radio, or television advertising, stationery, or any other publication or use by Dealer that contains any Name of Company or Company's licensors must be approved in advance by Company.

        8.3. Unauthorized Use Is Infringement. Any unauthorized use of Names by Dealer, or by any Dealer Personnel, or any use thereof that is not in compliance with any rules and procedures prescribed by Company, shall be an infringement of the rights of Company and of Company's licensors and shall constitute a material breach of this Agreement. Such use may be restrained by Company's licensors, if one or more of the licensors' Names is infringed, and by Company if either a Company or a licensor Name is infringed.

        8.4. No Rights in or to Names. Dealer acknowledges that it has no rights to the Names except as provided herein, and shall not acquire any such rights or an expectancy to their use during the term of this Agreement, and that Company may discontinue the use of any Name during the term of this Agreement, or discontinue licensing any Name, and that Dealer shall have no right to require Company to continue to use or license any Name.

        8.5. Termination of Use. Upon the termination of this Agreement, Dealer shall immediately discontinue any use of Company's Names, and the Names of Company's licensors, including any use of the name "CELLULAR ONE/registered trademark/."

9. CO-OP ADVERTISING AND DEALER AIRTIME PROGRAMS

        9.1. Co-Op Advertising. If specified in the Dealer Program Rules or any Cooperative Advertising Guidelines, Company may maintain a cooperative advertising account for purposes of partially reimbursing Dealer for cooperative advertising approved in advance by Company. Such account would pertain only to advertisements promoting Service. No interest will be paid on credits posted to this account, and any amounts remaining in the account upon termination of the Agreement shall be forfeited. Company has no obligation to establish or maintain any cooperative advertising program, and may cancel any program it may establish during the term hereof, or may have at the beginning of the term hereof, without liability to Dealer.

       9.2. Dealer Responsibility to Pay for Advertising. Dealer shall pay, and will be responsible for paying, all third parties for all expenses of any advertising that it purchases.

       9.3. Dealer Airtime Program. A Dealer Airtime Program providing Service in the Area to Dealer so that Dealer may demonstrate Service to potential Subscribers may be made available at the discretion of Company, and will be governed by separate Dealer Airtime Guidelines. Company has no obligation to establish or maintain any Dealer Airtime Program, and may cancel any program it may establish during the term hereof, or may have at the beginning of the term hereof, without liability to Dealer.

10. RELATIONSHIP OF COMPANY AND DEALER

       10.1. General Description. Company and Dealer acknowledge and agree that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employment relationship, or franchise between them. Dealer is a limited agent of Company with only the authority specified in this Agreement or arising by necessary implication. Except as otherwise provided in this Agreement or by other requirements, rules, policies and procedures referred to in this Agreement, Dealer shall operate Dealer's business as Dealer sees fit. Neither Dealer nor any Dealer Personnel shall be deemed an employee of Company for any purpose.

       10.2. Dealer Supervision of Its Personnel. Subject to the provisions of Clause 2.3 and Section 7 of this Agreement, Dealer may hire and engage Dealer Personnel as Dealer deems necessary or desirable. Dealer shall exercise the sole and exclusive control and supervision of such personnel.

       10.3. Other Dealer Business Activities. Dealer shall be free to engage in such other business activities as Dealer may desire to pursue, as long as such other business activities do not interfere or conflict with any of Dealer's duties or obligations under this Agreement.

       10.4. Dealer Responsible for Own Costs. Dealer will be responsible for the costs and expenses of conducting and operating Dealer's business. Company shall not make any deductions, withholdings, or contributions with respect to Dealer on account of social security, industrial insurance, unemployment compensation, income tax or otherwise, under any federal, state or local law applicable to the relationship of employer and employee.

       10.5. Limitation of Dealer Authority. Except for the limited purposes expressly set forth herein or except as expressly directed by Company in writing, Dealer (i) is in no way the legal representative or agent of Company for any purpose whatsoever, (ii) has no right or authority to assume or create any obligation of any kind, express or implied, on behalf of Company, (iii) has no right to make any representation or warranty on behalf of Company regarding Service, Equipment Service, or Equipment leased or sold by Dealer as agent for Company, and (iv) has no right to make any representations or warranties on behalf of Company concerning Equipment sold by Company to Dealer, if any, except that Dealer may inform customers of warranties issued in writing by the manufacturers of such Equipment.

       10.6. Variance of Company's Terms and Conditions by Dealer. Dealer shall not vary orally or in writing any terms or conditions appearing on any forms used by Company relating to Service, Equipment Service, or Equipment.

11. DEFAULT BY DEALER OR COMPANY

       11.1. Events of Default by Dealer. Each of the following events and occurrences is hereby defined as, and shall constitute, a "default" of this Agreement by Dealer:

             (a) any breach by Dealer of this Agreement not covered by Clause 11.1(e) below;

             (b) the commission of any illegal act (excluding misdemeanor traffic offenses and other minor misdemeanors not involving dishonesty or moral turpitude) by, or the filing of any criminal indictment or information against, Dealer, any person directly or indirectly owning or controlling ten percent or more of the ownership interest in Dealer, or any partners or executives of Dealer;

             (c) Dealer ceasing to function as a going concern; or ceasing to conduct its activities pursuant to this Agreement in the normal course of business; or otherwise experiencing a material deterioration in its financial condition such that, in Company's reasonable business judgment, Dealer's ability to perform the terms of this Agreement is threatened; or becoming insolvent; or becoming the subject of a petition in bankruptcy; or having a receiver appointed for its business; or entering into any arrangement with, or assignment for the benefit of, creditors;

             (d) Dealer or its related companies defaulting under any other material agreement between Dealer or any of its related companies, on the one hand, and Company or any other entity owned or controlled, directly or indirectly, by McCaw Cellular Communications, Inc., or any successor to it, on the other hand, so that Company or its related companies has the present right to terminate such other agreement for default; and

             (e) any failure by Dealer to pay Company any amount of money when due that Dealer does not fully cure within fifteen (15) days after Company sends Dealer a written notice of the non-payment.

       11.2. Events of Default by Company. Each of the following events and occurrences is hereby defined as, and shall constitute, a "default" of this Agreement by Company:

             (a) any breach by Company of this Agreement not covered by Clause 11.2(d) below;

             (b) Company ceasing to function as a going concern; or ceasing to conduct its activities pursuant to this Agreement in the normal course of business; or becoming insolvent; or becoming the subject of a petition in bankruptcy; or having a receiver appointed for its business; or entering into any arrangement with, or assignment for the benefit of, creditors;

             (c) Company or its related companies defaulting under any other material agreement between Dealer or any of its related companies, on the one hand, and Company or any other entity owned or controlled, directly or indirectly, by McCaw Cellular Communications, Inc., or any successor of it, on the other hand, so that Dealer or its related companies has the present right to terminate such other Agreement for default; and

             (d) any failure by Company to pay Dealer any amount of money when due that Company does not fully cure within fifteen (15) days after Dealer sends Company a written notice of the non-payment.

12. TERM AND TERMINATION

       12.1. Term of Agreement. This Agreement shall commence as of the date first above written and shall continue until terminated as provided herein.

       12.2 Ninety-Day Termination. This Agreement may be terminated by either party without cause (as defined in Clause 12.3 below) upon 90 days' written notice; provided that Company may not terminate this Agreement without cause prior to January 1, 1997.

       12.3 Termination for Cause. This Agreement may be terminated by either party for cause immediately upon written notice of termination; provided, however, that if a default, other than default arising under Clause 11.1(e) or 11.2(d), is capable of being cured within 30 days, then the defaulting party shall have 30 days from the date notice is given in which to cure the default. If the default is not cured by the end of the 30 day period, then termination will be effective without further notice. Cause for termination hereunder shall be limited to any default as defined in Clause 11.1 or 11.2 above. Defaults which are not "capable of being cured" shall include, without limitation, all defaults based on fraud or other actions undertaken in bad faith.

       12.4. Dealer's Right to Terminate Due to Change in Dealer Program Rules. In addition, Dealer may terminate this Agreement upon or following any material adverse change in commissions under the Dealer Program Rules, provided Dealer must give Company written notice of such termination at least fifteen (15) days prior to the effective date of Company's proposed reduction. However, if Company rescinds the change within twenty (20) days after receiving such notice or such lesser time as may remain prior to the effective date of the change, this Agreement will not terminate but shall continue in full force and effect.

       12.5. Expiration, Revocation or Transfer of Licenses. If any license Company requires in order to operate in any portion of the Area expires or is revoked, this Agreement shall terminate with respect to the portion of the Area subject to such license. If a required license for any portion of the Area is transferred by Company to an unaffiliated third party, then Company shall have the option with respect to such portion of the Area of either terminating this Agreement, assigning this Agreement to the license transferee, or continuing this Agreement through the offering of some reasonable substitute for Service.

13. OBLIGATIONS FOLLOWING TERMINATION

       13.1. Surviving Obligations upon Termination. Upon the termination of this Agreement, all the rights and obligations of the parties hereunder shall cease without further liability, effective as of the date of termination, except that the following shall survive:

             (a) Dealer's obligations under Clauses 2.2 (to the extent records were not previously delivered to Company), 2.3(c), 6.5, 6.7, 13.2, 13.3, and Sections 8, 14, 15, 16, and 18 of this Agreement;

             (b) any claims arising out of acts or omissions which occurred prior to the termination of this Agreement; and

             (c) Company's right to recover commissions paid for activations of Subscribers who discontinue purchasing Service under circumstances which would have provided Company a right to charge back commissions had the Agreement not been terminated.

The parties shall cooperate with each other to fulfill any surviving obligations expeditiously, and the provisions of Section 19 shall continue to apply to any matters arising subsequent to the termination of this Agreement.

       13.2.  Post-Termination Reserve.

             (a) Following any termination of this Agreement, whether voluntary or involuntary, and whether with or without cause, Company may withhold from payment to Dealer any monetary obligation that has accrued prior to the date of termination or that accrues prior to the end of the calendar month in which termination occurs, as a reserve to secure Company against any amounts that Dealer may be or become obligated to reimburse to Company. The balance of this reserve shall be paid to Dealer within 30 days after the date on which it can be determined that no commissions previously paid to Dealer remain subject to being charged back pursuant to the Dealer Program Rules due to the possible suspension or cancellation of any Subscriber's Service. If at the end of any calendar month the reserve exceeds the maximum amount which Dealer could potentially be charged back, then Company shall, upon request by Dealer, pay over the excess within 30 days.

             (b) If Company notifies Dealer of a default which may become the basis for termination, Company may withhold a reserve as if termination had occurred on the date such notice was given. If it is determined that there was no default, Company shall then pay any amounts withheld but then due plus interest at the rate imposed on unpaid judgments by law from the date payment would have been due if not withheld until the date of payment.

       13.3. Dealer to Cease to Hold Itself Out as a Dealer Post-Termination. Following termination of this Agreement, Dealer shall immediately cease to represent itself in any fashion as a dealer or representative of Company.

14. CONFIDENTIAL INFORMATION

       14.1. "Confidential Information" means all non-public information provided by Company to Dealer before or after the date of this Agreement, or otherwise gained by Dealer in any way in the course of Dealer's relationship with Company, including, without limitation, Company's technical data; trade secrets; non-public prices and sales volumes; the identity of and all information concerning present, past and potential Subscribers; Subscriber lists and records; business and marketing plans and dealer programs for Service; the contractual terms between Company and its Subscribers and Dealers; Company's regulatory applications and plans; and Company's technical and marketing data relating to Service. All Confidential Information is the exclusive property of Company, even if it was gained or developed by the Dealer as a result of or in the course of Dealer's relationship with Company.

       14.2. Agreement Establishes Confidential Relationship. Dealer acknowledges that this Agreement establishes a confidential relationship between it and Company. As a result thereof, Company will disclose to Dealer, and permit Dealer to develop independently for the benefit of Company, certain Confidential Information in connection with its operations under this Agreement. Dealer shall therefore:

             (a) Use of Confidential Information. Use the Confidential Information only as permitted under this Agreement during the term hereof and not at all thereafter, except as expressly permitted to do so in writing signed by a Vice President of Company;

             (b) Limited Disclosure. Disclose such Confidential Information only to such persons as are directly connected with the performance of Dealer's obligations requiring knowledge of Confidential Information (who shall therefore be deemed "Dealer Personnel" under Clause 2.3) and disclose only such information as is required to enable them to carry out their assigned duties;

             (c) Confidentiality Obligation. Advise Dealer Personnel of the confidential nature of the Confidential Information and the obligation not to disclose it and obtain from Dealer Personnel and deliver to Company signed Confidentiality and Non-Competition Agreements as required by Clause 2.3.

             (d) Maintaining Confidential Information. Treat and maintain, and cause all Dealer Personnel to treat and maintain the Confidential Information as confidential during and after the term of this Agreement, not disclosing any Confidential Information to any person, firm, corporation, or other entity at any time.

       14.3. Obligations on Termination. Upon termination of this Agreement, Dealer shall promptly deliver to Company all materials, including but not limited to written documents, audio and video tapes, computer diskettes, and other magnetic, optical or other storage media, containing Confidential Information. Dealer shall also erase all Confidential Information from its computer hard drives or other storage media which cannot reasonably be transferred, and shall provide Company, within ten days of the termination, with a written certification that it has either destroyed or delivered to Company all copies of any Confidential Information previously in its possession.

       14.4. Material Consideration for Agreement. Dealer's agreement to comply with the provisions of this Section 14 is a material consideration to Company's entering into this Agreement and appointing Dealer as its agent hereunder. Moreover, Dealer expressly recognizes that Company would be irreparably damaged if Dealer disclosed any Confidential Information to any third-party. Accordingly, upon any violation of this Section by Dealer or any Dealer Personnel, Company shall be entitled to (i) damages upon proof of same, (ii) an injunction enjoining Dealer or such Dealer Personnel from further violation of this Agreement, and (iii) any other relief permitted by law. The waiver of consequential damages in Clause 18.5 shall not limit recovery hereunder.

       14.5. Information in Public Domain. Confidential Information shall not include, and the foregoing provisions shall not apply to, any information that
(i) at the time of disclosure by Company to Dealer or development by or for Dealer, was a part of the public domain; or (ii) after the time of disclosure by Company to Dealer or development by or for Dealer, became a part of the public domain through publication or communication by persons other than Dealer or any Dealer Personnel or persons who obtained the information directly or indirectly, whether with or without permission, from Dealer or any Dealer Personnel.

       14.6 Customer Lists. The parties acknowledge that the sale of cellular equipment is, in most cases, merely incident to the transaction in which a person obtains cellular service. Therefore, all information about the people who purchased cellular equipment from Dealer will be considered Confidential Information hereunder. However, if less than 10% of a customer list maintained in the ordinary course of business by Dealer consists of purchasers of cellular phones from Dealer or Subscribers for Service who were obtained for Company by Dealer, Dealer may sell or disclose the list so long as it does not facilitate identification of the purchasers.

       14.7. Information of Company's Affiliates. For purposes of this Section 14, "Company" shall be deemed to include Company and all of its affiliates, whether or not parties to this Agreement.

15. NONDIVERSION OF SUBSCRIBERS

       15.1. Dealer Shall Not Divert Subscribers. During the term of this Agreement, and for one year after its termination (whether voluntary or involuntary), Dealer, its owners, Dealer Personnel, and affiliates of any of them shall not at any time (i) request any Subscriber of Company in the Area who Dealer knows to be a Subscriber of Company to curtail or cancel its business with Company; or (ii) otherwise solicit, divert or attempt to divert any such Subscriber from patronizing Company's Service. During the one year period after termination of this Agreement, any Subscribers of Company who contact Dealer, whether with respect to existing Service or potential additional Service, shall be referred directly to Company.

       15.2. Continuation of Confidentiality. No inference shall be drawn from this Section 15 to the effect that Confidential Information may be used at any time, whether or not within one year of termination of this Agreement, in violation of Section 14.

       15.3. Subscribers Are Customers of Company. Dealer acknowledges that Dealer and Company have entered into this Agreement on the premise that all Subscribers to Company's Service will be customers of Company and not of Dealer and that Dealer will have been fully compensated for procuring such Subscribers by the commissions payable hereunder. Dealer further acknowledges that its willingness to provide Company with the protections set forth in Clause 15.1 has been a material consideration of Company in entering into this Agreement and that Company would not have entered into this Agreement but for such agreement by Dealer. The waiver of consequential damages in Clause 18.5 shall not limit recovery hereunder.

16. NON-COMPETITION

       16.1. Covenant Not to Compete. Dealer acknowledges that it would be unfair and detrimental to the business of Company and its affiliates if Dealer were to act on behalf of a competitor of Company or of its affiliates in any area within the State of Florida in which Company or its affiliates provide Service in light of the coordinated operations of the Florida Region affiliates of McCaw Cellular Communications, Inc. and Dealer's access to Confidential Information about Company and its affiliates which is relevant to their operations statewide. Therefore, Dealer covenants and agrees that, until termination of this Agreement (whether voluntary or involuntary), and for a period of six months thereafter, Dealer and its owners (including partners and shareholders), officers and affiliates shall not, directly or indirectly:

             (a) compete with Company or its affiliates within the Area by offering, providing, marketing, or procuring or referring customers for a provider other than Company (the term "provider" shall include any reseller of Company or any other provider) of any cellular telephone service, enhanced specialized mobile radio service, personal communication services, or similar radiotelephone service (other than any messaging, wireless data service, or radio dispatch service which cannot be used for two-way voice communication between unaffiliated users); or

             (b) act or serve as an owner, partner, shareholder, employee, agent, contractor, or consultant of any person or entity other than Company who, directly or indirectly, within the Area, offers, provides, markets, or procures or refers customers for any cellular telephone service, enhanced specialized mobile radio service, personal communications services, or similar radiotelephone service (other than any messaging, wireless data service, or radio dispatch service which cannot be used for two-way voice communication between unaffiliated users).

       16.2. Elimination of Non-Competition Period. Dealer shall not be bound by the provisions of Clause 16.1 under any of the following circumstances:

             (a) Company terminates this Agreement without cause pursuant to Clause 12.2;

             (b) Dealer terminates this Agreement pursuant to Clause 12.3, and Company does not dispute the grounds for termination in good faith;

             (c) Dealer terminates this Agreement pursuant to Clause 12.4, provided that (i) Dealer notifies Company of Dealer's intent to compete at least 90 days prior to the date Dealer actually begins competing;
       (ii) if Dealer intends to compete within 45 days after the effective date of the termination, Dealer may not advertise Equipment or Service for 45 days prior to such competing; and (iii) Company does not dispute the grounds for termination in good faith; or

             (d) this Agreement terminates pursuant to Clause 12.5.

       16.3. Covenant Is Ancillary and Necessary. The parties acknowledge that
(i) by being appointed a dealer by Company, Dealer will obtain significant, competitive information that would give Dealer an unfair competitive advantage if Dealer were to compete without restriction with Company during the term hereof by becoming a dealer for any competing communications service in the Area or a reseller of any competing communications service in the Area, or after termination of this Agreement by becoming a dealer or reseller of any competing communications service in the Area, and (ii) the covenants and agreements in
Section 16 are necessary and reasonably ancillary to the establishment of the dealer relationship provided in this Agreement. The waiver of consequential damages in Clause 18.5 shall not limit recovery hereunder.

       16.4. Construction of Covenants by Courts. To the extent a court of competent jurisdiction determines the covenants in Section 16 to be unenforceable as written, Dealer and Company authorize such court to construe and interpret these covenants not to compete in the broadest possible way to provide Company and its affiliates with reasonable protections against competition from the Dealer.

17. FINANCIAL DATA

       17.1. Dealer Warranty of Dealer Financial Data. Dealer warrants and represents to Company that any and all financial information concerning Dealer that has been provided to Company by Dealer does not contain any false or misleading information or omit any material information and accurately represents the financial condition of Dealer.

       17.2. Dealer's Duty to Update Financial Data. Upon request by Company, Dealer shall quarterly, or more frequently if requested by Company, provide or update its financial information (including a balance sheet and income statement), and provide other financial data reasonably requested by Company.

18. DISPUTES AND CLAIMS

       18.1 Notice of Disputes and Waiver of Claims. Notice of any claim or dispute by Dealer or Company relating to the calculation of commissions or co-operative advertising credits for any given month shall be submitted in writing within ninety (90) days after Company delivers its initial calculations for that month. Company's initial calculations shall be conclusive if such written notice is not given, and failure to provide such notice shall be deemed a waiver of any claim or dispute with regard to the amounts due for that month. This provision shall not bar claims arising out of fraudulent conduct or actions undertaken in bad faith. This provision shall not be construed as a shortening of the applicable statute of limitations, but rather as a pre-condition to the assertion of a claim. This provision is intended to give the parties ample opportunity to present their claims while not requiring the other party to maintain voluminous documents and records for a prolonged period.

       18.2 Indemnification. Each party (the "Indemnitor") shall protect, defend, hold harmless and indemnify the other party, including such party's parents, subsidiaries, affiliates, licensors and their former, current, and future officers, directors, employees, agents, successors and assigns (the "Indemnitee"), from and against any damages, punitive damages, losses, liabilities, claims, and costs (as "costs" are defined in Clause 18.4), arising in any way out of or relating to any breach of this Agreement by the Indemnitor, any conduct of Indemnitor, or contract to which Indemnitor is or was a party (collectively, "Claims"). Claims shall include, but not be limited, to claims for breach of contract, tortious interference with contractual relations, tortious interference with prospective economic advantage, and any other tortious or illegal conduct; provided, however, that the obligation to defend, indemnify and hold harmless shall not apply to the extent Claims result from the other party's negligence or willful misconduct.

       Within ten days after being notified of the existence of any Claim to which these indemnification obligations may apply, the party receiving such notice shall notify the party from whom the indemnification is sought, and shall give reasonable opportunity to the Indemnitor to defend the Claim at its own expense and with counsel of its own selection; provided, however, that the party seeking indemnification shall at all times have the right to fully participate at its own expense in the defense of a Claim. Further, Company shall have the right to approve the selection of counsel by Dealer and any settlement of a Claim, which approvals shall not be unreasonably withheld. Failure to provide timely notice shall operate only to limit rights hereunder to the extent the party entitled to receive notice is prejudiced.

       If the Indemnitor shall, within 30 days after notice, fail to accept defense of the Claim, then the party seeking indemnification shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the Claim on behalf, for the account, and at the risk of the Indemnitor. If the Claims cannot by their nature be defended solely by one party, the other party shall make available all information and assistance that may reasonably be requested, regardless of any obligations to indemnify hereunder. The waiver of consequential damages in Clause 18.5 of this Agreement shall not limit recovery hereunder.

       18.3 Court Proceedings. The parties hereby consent to the sole and exclusive jurisdiction and venue of the State and federal courts located in Palm Beach County, Florida, for all disputes arising hereunder. Dealer acknowledges that irreparable damage would result from a breach of Sections 8, 14, 15, or 16 and that, in the event of such breach, Company will be entitled to an injunction restraining any threatened or continuing breach, without being required to show any actual damage or to post a bond. If a bond is required by statute or rule, the amount of the bond shall be the lowest amount permissible.

       18.4 Attorneys' Fees. If a court action is commenced by one party against the other, the substantially prevailing party shall be entitled to recover its reasonable costs incurred therein, including any appeals. For the purposes of this Clause 18.4 and Clause 18.2, the term "costs" shall include, without limitation, attorneys' fees, paralegal fees, investigative fees, expert witness fees, administrative costs, and any other charges billed by the attorney to the prevailing party, and the cost of efforts of in-house legal staff which shall be valued at market rates for comparable services from private practitioners.

       18.5 Waiver of Consequential Damages. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY HEREBY WAIVES ANY RIGHT TO CONSEQUENTIAL DAMAGES.

19. MISCELLANEOUS

       19.1  Notices.

             (a) All notices required hereunder shall be given, made or served when deposited in the U.S. Mail, registered or certified, return receipt requested, postage prepaid, to the respective parties to this Agreement. Notice may also be given by facsimile, with a confirming copy sent by mail, as set forth above. Notice is to be sent to the address of the respective parties as indicated on the first page of this Agreement. Notices to Company must also be sent by facsimile, with a confirming copy sent by mail, as set forth above, to: Cellular One Legal Department, P.O. Box 24703, West Palm Beach, Florida 33416-4703, facsimile no. (407) 655-7492. Notice given in any other fashion shall be invalid unless acknowledged in writing by a duly authorized representative of the party receiving the notice.

             (b) The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

             (c) Notwithstanding the foregoing, Company may advise Dealer of changes in Company's general policies and procedures by first-class mail, electronic facsimile or by in-hand delivery, and such communication shall be effective upon receipt.

       19.2. No Waiver. No failure or delay on the part of Company in exercising any right, power or privilege under this Agreement or under the Dealer Program Rules, and no course of dealing between Dealer and Company, shall be deemed a waiver of any further exercise of any right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Company would otherwise have.

       19.3. Ambiguities. Any ambiguity in this Agreement shall be resolved by reference first to generally accepted practice, if any, between Company and its dealers or, if there is none, by Company acting in good faith. This Agreement shall not be construed against the drafting party. No inference shall arise from the failure to negate expressly the possibility of an inference, notwithstanding that certain statements may be made herein to the effect that something is not to be implied.

       19.4. Construction of Agreement.

             (a) Entire Agreement. This Agreement and the Termination and Release Agreement of even date herewith represent the entire agreement between the parties with respect to the matters addressed in this Agreement and, except as expressly provided herein, shall not be modified by any other agreements, representations, or understandings, whether oral or in writing. All prior agency agreements between the parties are hereby superseded, except that any covenants relating to confidentiality, business record retention, and other post-termination covenants of prior agreements shall survive.

             (b) The Company. This Agreement shall be construed as a separate contract with each of the entities listed on Schedule 1 and any additional entity that provides Service pursuant to this Agreement in the future. If any such entities cease to be affiliated with McCaw Cellular Communications, Inc. or its successors in interest, this Agreement may thereafter be terminated by such entities upon 30 days written notice (which notice may be given prior to disaffiliation).

       19.5. Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but such may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

       19.6. Benefit of Agreement; Prohibited Assignments. This Agreement shall be binding upon and inure to the benefit of Dealer and Company and their successors and assigns. Dealer expressly acknowledges that Company is not prohibited or restricted from assigning its rights or obligations hereunder, or any portion thereof, to another party or parties affiliated with Company. Dealer, however, is precluded from assigning all or any of its rights or delegating any of its obligations hereunder or under any of the other agreements between Dealer and Company without the prior written consent of Company, which may be withheld at Company's sole discretion. Such prohibition shall extend to a change in the control of Dealer, which for the purposes of this Agreement, shall be defined as any change by which any person or entity acquires 50% or more of the voting power, interest in income or dividends, or assets of Dealer, or where any person, by contract or otherwise, obtains the right to control Dealer or its business.

       19.7. Severability. If any provision of this Agreement is held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

       19.8. Sections and Clauses. The term "Clause" or "Clauses" refers to the individual paragraphs within each section of this Agreement. For example, this paragraph is Clause 19.8 within Section 19 of this Agreement.

       19.9 Descriptive Headings. The descriptive headings of the Sections and Clauses of this Agreement, the Table of Contents, the Glossary, and the Executive Description of the Agreement, if any, are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

       19.10. Confidentiality Agreement of Terms. Dealer agrees that all information regarding commissions or other consideration paid Dealer hereunder are to be kept strictly confidential between Dealer and Company, except as otherwise consented to in writing by Company, or as required by Court Order, and that any breach of this Confidentiality provision shall entitle Company to terminate this Agreement with cause under Clause 12.3.

       19.11. Authority. Each person signing below hereby warrants and represents that (s)he has full authority to execute this Agreement for the party on whose behalf (s)he is signing.

       19.12. No Interlineation. No interlineation of, including additions to or deletions of, the standard terms and conditions of this form of Agreement prepared by Company shall be valid and effective unless authorized in writing by a Vice President of Company.

20. INDEPENDENT INVESTIGATION

       COMPANY AND DEALER ACKNOWLEDGE THEY HAVE READ THIS AGREEMENT AND UNDERSTAND AND ACCEPT THE TERMS, CONDITIONS AND COVENANTS CONTAINED HEREIN AS BEING REASONABLY NECESSARY TO MAINTAIN COMPANY'S HIGH STANDARDS FOR SERVICE. DEALER ACKNOWLEDGES AND UNDERSTANDS THAT COMPANY MAY AT ANY TIME ALSO BE ENGAGED DIRECTLY OR INDIRECTLY THROUGH OTHER DEALERS, RETAILERS, OR OTHERWISE, IN SOLICITING POTENTIAL SUBSCRIBERS FOR SERVICE OR FOR THE SALE, LEASE, INSTALLATION, REPAIR, OR SERVICING OF EQUIPMENT IN THE AREA, ON THE SAME OR DIFFERENT TERMS AS THOSE PROVIDED TO DEALER. DEALER ALSO ACKNOWLEDGES AND UNDERSTANDS THAT COMPANY MAY SELL SERVICE TO OTHERS WHO MAY RESELL IT. DEALER HAS INDEPENDENTLY INVESTIGATED THE CELLULAR SERVICE OR EQUIPMENT SALE/LEASING BUSINESS AND THE PROFITABILITY (IF ANY) AND RISKS THEREOF AND IS NOT RELYING ON ANY REPRESENTATlON, GUARANTEE, OR STATEMENT OF COMPANY OTHER THAN AS SET FORTH HEREIN.

       IN PARTICULAR, DEALER ACKNOWLEDGES THAT COMPANY HAS NOT REPRESENTED: (A) DEALER'S PROSPECTS OR CHANCES FOR SUCCESS SELLING SERVICES UNDER THIS AGREEMENT;
(B) THE TOTAL INVESTMENT THAT DEALER MAY NEED TO MAKE TO OPERATE UNDER THIS AGREEMENT (COMPANY DOES NOT KNOW THE AMOUNT OF THE TOTAL INVESTMENT THAT MAY BE REQUIRED FOR THIS PURPOSE); OR (C) THAT IT WILL LIMIT ITS EFFORTS TO SELL SERVICE OR ESTABLISH OTHER DEALERS IN THE AREA.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SOUND ADVICE, INC.                    McCAW COMMUNICATIONS
                                      OF FLORIDA, INC.
                                      on behalf of itself and its Florida Region
                                      Affiliates as described above


By: /s/ PETER BESHOURI                 By: /s/ EMILIO ECHAVE
   --------------------                   ------------------
   Name: Peter Beshouri                   Emilio Echave
   Title: President                       Vice President

                        AMENDMENT TO DEALER AGREEMENT

             This Amendment is executed simultaneously with the Dealer Agreement (the "Agreement") dated January 1, 1995, between McCaw Communications of Florida, Inc., and its Florida Region affiliates (collectively, "Company"), and Sound Advice, Inc. ("Dealer"). Pursuant to this Amendment, the parties agree as follows:

   1. The first sentence of Clause 2.3(b) (Approval of Dealer Personnel) of the Agreement is modified to read as follows:

             Before hiring anyone, or allowing anyone to act, as Dealer Personnel, Dealer agrees to inquire of that person whether (s)he has any prior experience in the wireless communications industry.

      The remainder of Clause 2.3(b) remains unchanged.

   2. Clause 2.3(e) (Confidentiality and Non-Competition Agreements) of the Agreement is modified to read as follows:

             Dealer shall cause each Dealer Personnel to enter into a Confidentiality and Non-Competition Agreement in a form satisfactory to Company, a copy of which shall be delivered to Company within 30 days after the commencement of the Dealer Personnel relationship. A currently acceptable form is attached as Exhibit B.

   3. Clause 2.4(a) is deleted.

   4. The last sentence of Clause 2.7 (Store Front Location; Advertising Restricted to Area) of the Agreement is modified to read as follows:

             Notwithstanding the foregoing, if Dealer will be primarily engaged in the sale of a broad range of consumer products from one or more retail outlets and Dealer gives Company reasonable advance notice of the establishment of the new outlet, Company will not object to the solicitation of potential Subscribers at such new location, and Company's consent otherwise required by the foregoing shall be deemed to have been given.

      The remainder of Clause 2.7 remains unchanged.

   5. The second sentence of Clause 4.4 (Demonstration Equipment) of the Agreement is modified to read as follows:

             Notwithstanding Company's ownership of Demonstration Equipment, Dealer shall bear the risk of loss or damage by any means whatsoever (ordinary wear and tear and acts of God excepted) from the time any such Equipment is placed in the possession of Dealer until it is returned to Company.

      The remainder of Clause 4.4 remains unchanged.

   6. The following section is added to the end of Clause 6.5 (Company's Right to Offset) of the Agreement:

             Notwithstanding the foregoing, if Company plans to offset against commissions any amount in excess of $25,000 for any reason (other than chargebacks of commissions already paid), then Company will notify Dealer in writing of the planned offset at least ten business days in advance. Dealer shall then, from the date of Company's notice, have seven days to inform Company, in writing, whether it intends to dispute the proposed offset. If Dealer timely gives notice of its intent to dispute the offset, then Company will place the disputed amount in a separate bank account pending the resolution of the dispute, and will notify Dealer of the location and number of such account. All notices pursuant to this section shall be given by fax and mail.

      The remainder of Clause 6.5 remains unchanged.

   7. The second sentence of Clause 6.7 (Dealer's Obligation to Obtain Confidentiality and Non-Competition Agreements; Effect on Commissions) of the Agreement is modified to read as follows:

             In the event any compensation is paid to Dealer by Company for an Activation resulting from a request for Service solicited by any Dealer Personnel, and Dealer has not complied with the foregoing sentence, then Dealer shall, upon demand, repay all such amounts to Company -- unless Dealer provides to Company such duly executed Confidentiality and Non-Competition Agreement within ten days of such demand.

      The remainder of Clause 6.7 remains unchanged.

   8. Clause 8.2 (Authorization for Use Is Required) of the Agreement is modified to read as follows:

             Without limiting the generality of Clause 8.1 above, all signage, brochures, sales documents, print, radio, or television advertising, stationery, or any other publication or use by Dealer that contains any Name of Company or Company's licensors must be in accordance with the advertising guidelines provided by Company to Dealer.

   9. The first sentence of Clause 9.1 (Co-Op Advertising) of the Agreement is modified to read as follows:

             If specified in the Dealer Program Rules or any Cooperative Advertising Guidelines, Company may maintain a cooperative advertising account for purposes of partially reimbursing Dealer for cooperative advertising in accordance with such Rules or Guidelines.

      The remainder of Clause 9.1 remains unchanged.

  10. Sub-section (b) of Clause 11.1 (Events of Default by Dealer) of the Agreement is deleted. In addition, sub-section (a) of Clause 11.1 is modified to read as follows.

                (a) any material breach by Dealer of this Agreement not
             covered by Clause 11.1 (e) below;

      The remainder of Clause 11.1 remains unchanged.

  11. Clause 11.2 (Events of Default by Company) of the Agreement is modified in two ways. First, sub-section (a) is modified to read as follows:

                (a) any material breach by Company of this Agreement not covered by Clause 11.2(d) below;

      Second, sub-section (b) is modified to read as follows:

                (b) Company ceasing to function as a going concern; or ceasing to conduct its activities pursuant to this Agreement in the normal course of business; or otherwise experiencing a material deterioration in its financial condition such that, in Dealer's reasonable business judgment, Company's ability to perform the terms of this Agreement is threatened; or becoming insolvent; or becoming the subject of a petition in bankruptcy; or having a receiver appointed for its business; or entering into any arrangement with, or assignment for the benefit of, creditors;

      The remainder of Clause 11.2 remains unchanged.

  12. The first sentence of Clause 12.4 (Dealer's Right to Terminate Due to Change in Dealer Program Rules) of the Agreement is deleted and replaced by the following two sentences:

              In addition, Dealer may terminate this Agreement upon or following any change in the Dealer Program Rules or in any Company policy or procedure which has a material adverse effect on Dealer's relationship with Company considered as a whole. In order to effect a termination under this section, Dealer must give Company written notice of such termination at least fifteen (15) days prior to the effective date of Company's proposed change.

      The remainder of Clause 12.4 remains unchanged.

  13. Clause 14.2(b) (Limited Disclosure) of the Agreement is modified to read as follows:

              Disclose such Confidential Information only to such persons as are directly connected with the performance of Dealer's obligations requiring knowledge of Confidential Information (who shall therefore be deemed "Dealer Personnel" under Clause 2.3) and disclose only such information as is required to enable them to carry out their assigned duties or as otherwise required by law; provided, however, that notice of receipt of any order or subpoena requiring the disclosure of Confidential Information shall be communicated immediately upon receipt to Company's Legal Department telephonically, and confirmed immediately thereafter in writing with a copy of the order or subpoena, so that Company will have the opportunity to intervene to assert whatever rights it may have with respect to the Confidential Information prior to any response to the order or subpoena.

      The remainder of Clause 14.2 remains unchanged.

  14. The second sentence of Clause 14.6 (Customer Lists) of the Agreement is modified to read as follows:

              Therefore, all information about the people who purchased cellular equipment from Dealer will be considered Confidential Information hereunder, except such information shall not be subject to Clause 14.3.

      The remainder of Clause 14.6 remains unchanged.

  15. The first part of the second sentence of Clause 16.1 (Covenant Not to Compete of the Agreement is modified to read as follows:

              Therefore, Dealer covenants and agrees that, until termination of this Agreement (whether voluntary or involuntary), and for a period of six months thereafter, Dealer and its owners (including partners and controlling shareholders), officers and affiliates shall not, directly or indirectly:

      The remainder of Clause 16.1 remains unchanged.

  16. The following language is inserted at the end of Clauses 14.4 (Material Consideration for Agreement), 15.3 (Subscribers Are Customers of Company), and 16.3 (Covenant Is Ancillary and Necessary) of the Agreement:

              Notwithstanding the foregoing, upon any violation of this Clause involving the prohibited use of information about current or former customers of Company by any Dealer Personnel (at a level below that of store manager), Dealer's liability shall be limited to the repayment of the sum of any commissions paid to Dealer by Company with respect to the Subscribers involved and any amounts paid by anyone else to Dealer or for Dealer's benefit in consequence of the violation -- provided that Dealer takes prompt action to remedy the violation. This provision has no effect on Clause 18.4.

      The remainder of Clauses 14.4, 15.3, and 16.3 remains unchanged.

  17. Clause 17.2 (Dealer's Duty to Update Financial Data) of the Agreement is modified to read as follows:

              Dealer shall promptly provide Company with copies of each filing that it makes with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended, and shall quarterly provide such other financial data reasonably requested by Company.

  18. The first sentence of Clause 18.1 (Notice of Disputes and Waiver of Claims) of the Agreement is modified to read as follows:

              Notice of any claim or dispute by Dealer or Company relating to the calculation of commissions or co-operative advertising credits for any given month shall be submitted in writing within 180 days after Company delivers its initial calculations for that month.

      The remainder of Clause 18.1 remains unchanged.

  19. The second sentence of the second paragraph of Clause 18.2
      (Indemnification) of the Agreement is modified to read as follows:

              Further, each party shall have the right to approve the selection of counsel by the other party and any settlement of a Claim, which approvals shall not be unreasonably withheld.

      The remainder of Clause 18.2 remains unchanged.

  20. Clause 19.1(a) (Notices) of the Agreement is modified to read as follows:

              All notices required hereunder shall be given, made or served when deposited in the U.S. Mail, registered or certified, return receipt requested, postage prepaid, or when delivered in person to the respective parties to this Agreement; provided, however, that any notice period in this Agreement of fewer than ten days shall be extended by three days whenever a notice is mailed. Notice may also be given by facsimile, with a confirming copy sent by mail, as set forth above. Notice is to be sent to the address of the respective parties as indicated on the first page of this Agreement. Notices given in any other fashion shall be invalid unless acknowledged in writing by a duly authorized representative of the party receiving the notice.

      The remainder of Clause 19.1 remains unchanged.

  21. All provisions of the Agreement not specifically amended herein shall remain in full force and effect.

             IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by it authorized officers as of the day and year first above written.

McCAW COMMUNICATIONS OF FLORIDA, INC.      SOUND ADVICE, INC.
    on behalf of itself
    and its Florida Region Affiliates


By: /s/ EMILIO ECHAVE                 By: /s/ PETER BESHOURI
   --------------------                   ------------------
   Emilio Echave                          Peter Beshouri
   Vice-President                         President